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                                                                      EXHIBIT 47


FOR IMMEDIATE RELEASE

For more information, contact:

Robert M. Burton, Director of Corporate Communications, The U.S. Shoe Corporation, 513-527-7471 Mark Harnett, MacKenzie Partners, Inc., Information Agent, 212-929-5748 Felicia Vonella, Dewe Rogerson Inc., at 212-688-6840, 212-517-6049


             U.S. SHOE CORPORATION AND LUXOTTICA GROUP WILL ADJOURN
           SPECIAL MEETING TO MAY 11, 1995 -- LUXOTTICA GROUP EXTENDS
                   TENDER OFFER TO 5:00 P.M. ON MAY 11, 1995


(Milan, Italy and Cincinnati, Ohio, April 26, 1995) -- Luxottica Group S.p.A. (NYSE:LUX) and The United States Shoe Corporation (NYSE:USR) today announced that distribution of definitive proxy materials relating to the special meeting of shareholders of US Shoe to approve Luxottica's proposed acquisition of U.S. Shoe under Ohio law will commence tomorrow, April 27, 1995. Luxottica and U.S. Shoe also announced that, in order to permit distribution of such proxy materials in accordance with applicable rules of the Securities and Exchange Commission, the special meeting, currently scheduled for May 5, 1995, will be adjourned to 10:00 a.m. on Thursday, May 11, 1995 at U.S. Shoe's corporate headquarters, One Eastwood Drive, Cincinnati, Ohio. Shareholders of record at the close of business on Tuesday, March 21, 1995 will continue to be entitled to vote at the adjourned meeting.

Luxottica Group S.p.A. today also announced that its indirect wholly owned subsidiary, Luxottica Acquisition Corp., had extended the expiration of its tender offer to acquire all outstanding common shares (including associated preference share purchase rights) of U.S. Shoe at a price of $28.00 net per share to 5:00 p.m., New York City Time, on Thursday, May 11, 1995. Luxottica explained that such extension was in accordance with is previously announced merger agreement with U.S. Shoe, noting that consummation of its outstanding tender offer remained subject to, among other things, the acquisition being authorized by U.S. Shoe's shareholders at the special meeting scheduled for May 11, 1995.

According to a preliminary count by Chemical Bank, the depositary, as of the close of business on April 25, 1995 approximately 1,727,700 common shares of U.S. Shoe had been tendered by shareholders.

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